EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Operating Results for the Fourth Quarter and Full Year 2011

EDINBURG, Va., March 1, 2012 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announces financial and operating results for the three and twelve months ended December 31, 2011.

Fourth Quarter 2011 Highlights

Highlights for the quarter include:

  Revenue of $66.5 million, an increase of 15% from fourth quarter 2010
  Net income from continuing operations of $3.8 million, up from to $3.5 million in fourth quarter 2010
  Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $21.6 million, compared to $21.5 million for the fourth quarter of 2010
  Net postpaid PCS customer additions of 5,072, an increase of 20% compared to the 4,224 net added during the fourth quarter of 2010
  Net prepaid customer additions of 8,828 compared to the 10,775 net added during the fourth quarter of 2010
  At December 31, 2011, the Company had 248,620 postpaid PCS customers and 107,100 prepaid customers
  PCS Postpaid churn was 1.89% in the fourth quarter of 2011 compared to 1.85% in fourth quarter 2010. Prepaid churn improved to 3.90% from 4.61% in fourth quarter 2010
  Cable segment revenue generating units increased 1,483 during the fourth quarter of 2011, compared to an increase of 3,369 (excluding 4,290 purchased) in the fourth quarter of 2010
  Fifty-one percent of the cable markets acquired in 2010 have now been upgraded to DOCSIS 3.0 and are now capable of providing voice service as well as improved high speed data and video services.

President and CEO, Christopher E. French commented, "We are very pleased with our revenue and customer growth in the fourth quarter and the year 2011, and the improvement in our net income from continuing operations.  We continued to make progress upgrading our acquired cable networks, and remain on target to complete these during 2012. Additionally, our recently signed amendment to our Agreement with Sprint Nextel paves the way for us to begin offering 4G services and continue growth in our Wireless Segment."

Consolidated Fourth Quarter Results

For the quarter ended December 31, 2011, net income from continuing operations was $3.8 million compared to $3.5 million in the fourth quarter of 2010. Operating income for the fourth quarter of 2011 was $8.0 million, up $0.6 million from the fourth quarter of 2010. Adjusted OIBDA (as defined below) increased to $21.6 million in the fourth quarter of 2011 from $21.5 million in the fourth quarter of 2010.

Consolidated Full Year Results

For the year ended December 31, 2011, net income from continuing operations was $13.5 million compared to $18.8 million for 2010. Operating income for 2011 was $32.3 million, down $4.0 million from 2010. Results for 2010 included a $4.0 million pre-tax gain from the sale of the Company's telephone directory.   Total revenues for 2011 were $251.1 million compared to $195.2 million for 2010, an increase of nearly 29%.   During 2011, the Company had a full twelve months of revenue from the cable operations and prepaid customers acquired in 2010. This factor accounted for 59% of the growth in revenues. Increases in cable and PCS customer counts and the monthly revenue per customer accounted for the remaining 41% growth in revenues. Operating expenses increased from $162.9 million in 2010 to $218.9 million in 2011, again principally due to the full year effects of offering prepaid services and the Cable segment acquisitions completed in 2010. Of the $56.0 million increase in expenses, $31.2 million resulted from the additional months of prepaid services and acquired cable operations. Major components of the remaining $24.8 million increase include $9.2 million in prepaid subscriber costs due to growth in the customer base; $2.5 million of Cable segment depreciation on new assets placed in service subsequent to the 2010 acquisitions; $9.4 million in incremental Cable segment operating expenses; and $2.3 million in net incremental costs related to postpaid PCS activities. Adjusted OIBDA (as defined below) increased approximately 7% to $88.3 million in 2011 over 2010.

Wireless Segment

Wireless segment operating income increased $1.8 million and operating revenues increased by $7.1 million in the fourth quarter of 2011 compared to the fourth quarter of 2010.   The $3.5 million increase in postpaid PCS revenues was primarily due to a 6% increase in the customer base and the impact of smartphone fees implemented January 31, 2011. The $3.3 million increase in prepaid revenues was principally due to the 60% increase in subscribers since December 31, 2010. Other revenues increased $0.3 million.

Operating expenses increased $5.2 million, due to an incremental $2.3 million in costs associated with prepaid activities and a $2.9 million in customer acquisition and network cost increases.  The net increase in prepaid costs included a $2.1 million increase in handset subsidies and other prepaid customer acquisition costs, and an increase of $0.6 million in prepaid sales and marketing costs. These increases were partially offset by $0.4 million in lower amortization costs for the Virgin Mobile customers acquired in July 2010. The $2.9 million of other Wireless segment cost increases included increases in network costs of $0.9 million, fees for 4G usage of $0.6 million and postpaid sales and marketing costs of $0.4 million. These increases were partially offset by a $0.4 million gain on disposition of wireless equipment. Fourth quarter adjusted OIBDA was $15.3 million, an increase of $0.8 million from the fourth quarter of 2010.

The Company continued to experience customer growth in its postpaid wireless markets, adding 5,072 net retail postpaid customers during the fourth quarter of 2011, compared to the 4,224 net added during the fourth quarter of 2010. The Company's postpaid Sprint Nextel wireless customer count at December 31, 2011 was 248,620, a 13,811 or 5.9% increase from December 31, 2010. The Company's fourth quarter postpaid churn was 1.89% compared to 1.85% in fourth quarter 2010. Gross adds of retail postpaid customers for fourth quarter 2011 totaled 18,955, up from 17,131 in the fourth quarter of 2010.

During the fourth quarter, the Company added 8,828 net prepaid subscribers, and 40,144 for the year, ending 2011 with 107,100 prepaid subscribers. Gross additions of prepaid subscribers totaled 20,749 in the fourth quarter of 2011, up from 19,199 added in the fourth quarter of 2010. Prepaid churn was 3.90% for the fourth quarter, down from 4.31% for the fourth quarter of 2010.

Cable Segment

Cable segment operating loss increased $1.0 million in the fourth quarter of 2011 from the 2010 fourth quarter. The 2011 fourth quarter includes two additional months of activity for the cable systems and subscribers acquired from Suddenlink in West Virginia and Maryland on December 1, 2010. Upgrades for the July 2010 JetBroadband acquisition are now approximately 51% complete, and are scheduled to be finished in 2012. Excluding the impact of the December, 2010 Suddenlink acquisition, operating revenue in the fourth quarter of 2011 increased $1.0 million on a 7% growth in revenue generating units from December 31, 2010, to December 31, 2011, while operating expenses increased by approximately $2.2 million in fourth quarter 2011 over fourth quarter 2010. Operating expense increases included depreciation of $0.4 million, cable content costs of $0.6 million, sales and marketing costs of $0.8 million, and other net cost increases of $0.4 million. Adjusted OIBDA for fourth quarter 2011 was $1.6 million, compared to $2.3 million in the fourth quarter of 2010.

Revenue generating units (the sum of voice, data, video and digital video subscribers) totaled 137,238 at the end of the fourth quarter of 2011, a quarterly increase of 1,483 compared to an increase of 3,369 (net of acquired revenue generating units) in the fourth quarter of 2010.

Wireline Segment

Wireline segment operating income decreased $0.2 million in 2011 fourth quarter compared to 2010. Adjusted OIBDA for the Wireline segment for fourth quarter 2011 was $5.5 million, a slight increase from the comparable 2010 period. Wireline segment DSL customers grew by 405 to 12,351 or 3.4% from the year ago period end. Access lines at December 31, 2011, were 23,083, a decrease of only 623 or 2.6% from December 31, 2010.

Other Information

Capital expenditures were $22.2 million in the fourth quarter of 2011, up slightly from $22.0 million in the comparable 2010 period. Capital expenditures in 2011 related primarily to upgrading the acquired cable networks and capacity upgrades at PCS sites, while spending in 2010 included spending to complete the expansion of our PCS network coverage and footprint in addition to spending on upgrades to the cable networks acquired in 2008.

Cash and cash equivalents as of December 31, 2011 were $15.9 million, down from $27.5 million at December 31, 2010. Total outstanding debt at December 31, 2011 totaled $180.6 million, down from $195.1 million at December 31, 2010. Over the next twelve months, the Company expects to make approximately $21.9 million in scheduled principal repayments. At December 31, 2011, the debt/equity ratio was 0.91 and debt as a percent of total assets was 38%. The amount available to the Company through its revolver facility was $50 million as of December 31, 2011.

In February 2012, the Company executed Addendum XII to the Management Agreement with Sprint Nextel that paves the way for the Company to implement 4G LTE services in its PCS service area in conjunction with Sprint Nextel's previously announced Network Vision plan. The Company expects to spend approximately $60 million on capital expenditures related to this plan during 2012, and an additional $55 million in 2013, in addition to on-going capital spending needs to support capacity on the wireless network and other business needs, including the completion of planned upgrades to the cable systems acquired in 2010.  The Company will accelerate depreciation on existing PCS assets to be replaced, which is expected to add approximately $7.3 million to 2012 expenses, and expects to incur additional network related costs to support the transition to 4G LTE during 2012. Additional, but lower, incremental depreciation and network related costs will be incurred during 2013 as the Company completes the transition. The Company also executed an amendment to its credit agreements that removed the fixed charge coverage ratio covenant for periods ending after December 31, 2011.

Since November 2011, the Company has executed several asset purchase agreements to sell certain Converged Services properties, and has closed on three transactions that resulted in $2.5 million of cash collected and escrow receivables totaling $2.2 million. The Company expects to close on three additional transactions in the next thirty to ninety days that will result in approximately $1.1 million in additional cash proceeds and the collection of the majority of the outstanding escrow receivables described above. The Company continues to negotiate with purchasers on the remaining Converged Services properties.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Friday, March 2, 2012.

Teleconference Information:

Friday, March 2, 2012, 10:00 A. M. (ET)

Dial in number: 1-888-695-7639

Audio webcast: www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	December 31,	December 31,
	2011	2010

Cash and cash equivalents	$ 15,874	$ 27,453
Other current assets	48,590	43,347
Investments	8,305	9,090

Net property, plant and equipment	310,754	280,051

Intangible assets, net	81,346	90,389
Other assets, net	15,110	16,107
Total assets	$479,979	$466,437

Current liabilities, exclusive of current maturities of long-term debt of $21,913 and $14,823, respectively	$ 33,666	$ 30,075
Long-term debt, including current maturities	180,575	195,112
Total other liabilities	68,079	50,945
Total shareholders' equity	197,659	190,305
Total liabilities and shareholders' equity	$479,979	$466,437

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$66,505	$58,015	$251,145	$195,206

Cost of goods and services	29,831	24,072	106,640	74,673
Selling, general and administrative	15,024	12,802	56,445	45,572
Depreciation & amortization	13,615	13,704	55,770	42,630
Operating expenses	58,470	50,578	218,855	162,875
Gain on sale of directory	--	--	--	4,000
Operating income	8,035	7,437	32,290	36,331

Interest expense	(1,620)	(1,724)	(8,289)	(4,716)
Other income (expense), net	(1)	162	204	552
Income from continuing operations before income taxes	6,414	5,875	24,205	32,167
Income tax expense	2,589	2,400	10,667	13,393
Net income from continuing operations	$3,825	$3,475	$13,538	$18,774
Earnings (loss) from discontinued operations, net of taxes	147	(760)	(545)	(699)
Net income	$3,972	$2,715	$12,993	$18,075

Net income from continuing operations	$0.16	$0.15	$0.57	$0.79
Earnings (loss) from discontinued operations	--	(0.04)	(0.02)	(0.03)
Net income	$0.16	$0.11	$0.55	$0.76

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; share based compensation expense; business acquisition costs; and pension settlement and curtailment expenses. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and twelve months ended December 31, 2011 and 2010:

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands)	2011	2010	2011	2010

Adjusted OIBDA	$21,648	$21,483	$88,258	$82,759

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

	Three Months Ended		Twelve months ended
(in thousands)	December 31,		December 31,
	2011	2010	2011	2010

Operating income	$8,035	$7,437	$32,290	$36,331
Plus depreciation and amortization	13,615	13,704	55,770	42,630
OIBDA	21,650	21,141	88,060	78,961
Less gain on sale of directory	--	--	--	(4,000)
Less (gain) loss on asset sales	(174)	131	(1,309)	107
Plus pension settlement and curtailment expense	--	--	--	3,781
Plus business acquisition expenses	--	75	--	3,235
Plus share based compensation expense	172	136	1,507	675
Adjusted OIBDA	$21,648	$21,483	$88,258	$82,759

The following tables reconcile adjusted OIBDA to operating income by major segment for the three months and twelve months ended December 31, 2011 and 2010:

Wireless Segment:
	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2011	2010	2011	2010

Operating income	$10,018	$8,200	$43,372	$38,349
Plus depreciation and amortization	5,665	6,261	23,906	23,187
OIBDA	15,683	14,461	67,278	61,536
Less (gain) loss on asset sales	(435)	44	(1,699)	(55)
Plus pension settlement and curtailment expense	--	--	--	1,014
Plus share based compensation expense	73	52	444	235
Adjusted OIBDA	$15,321	$14,557	$66,023	$62,730

Cable Segment:
	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2011	2010	2011	2010

Operating income (loss)	$(4,312)	$(3,262)	$(21,382)	$(15,257)
Plus depreciation and amortization	5,720	5,369	23,198	11,314
OIBDA	1,408	2,107	1,816	(3,943)
Less (gain) loss on asset sales	89	76	176	82
Plus pension settlement and curtailment expense	--	--	--	597
Plus business acquisition expenses	--	75	--	3,235
Plus share based compensation expense	95	69	594	198
Adjusted OIBDA	$1,592	$2,327	$2,586	$169

Wireline Segment:
	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2011	2010	2011	2010

Operating income	$3,124	$3,375	$13,845	$16,970
Plus depreciation and amortization	2,192	2,023	8,453	7,883
OIBDA	5,316	5,398	22,298	24,853
Less gain on sale of directory	--	--	--	(4,000)
Less (gain) loss on asset sales	92	12	214	81
Plus pension settlement and curtailment expense	--	--	--	1,960
Plus share based compensation expense	61	40	357	182
Adjusted OIBDA	$5,469	$5,450	$22,869	$23,076

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT:  Adele M. Skolits at 540-984-5161